Exhibit 10.10

TECHNOLOGY LICENSE AGREEMENT
WITH OPTION TO PURCHASE

THIS LICENSE AGREEMENT dated for reference the 12th day of March 2012,

BETWEEN:

ROBERT AND MARION DIEFENDORF, and TEAK SHIELD CORP, a Florida corporation 11674 GRAN CRIQUE CT. N. JACKSONVILLE, FLORIDA 32223 USA TEL: 904-880-6060 FAX: 904-645-6155 EMAIL: SHIELDPRODUCTS@COMCAST.NET

(the “Licensor”)

AND:

GLOBETRAC INC, a Delaware corporation, with an executive office located at
610 – 1100 Melville Street, Vancouver, British Columbia, V6E 4A6, Canada;
PHONE: 800-648-4287
FAX: 604 682-8231
Website: http://www.globetrac.com

(the “Licensee”)

WITNESSES THAT, WHEREAS:

A.	the Licensor is in the business of manufacturing and selling products, and

B.
the Licensor wishes to grant to the Licensee (i) a license for the unrestricted use of the proprietary products (Exhibit B) and (ii) an option to purchase the licensed assets (Exhibit A) subject to the terms and conditions contained in this agreement;

IN CONSIDERATION of the premises and the mutual promises, covenants, conditions, representations and warranties hereinafter contained and the Licensee’s issuance of 5 million shares of its common stock and a 5% royalty to Licensor to sell Licensed Products (Exhibit B), and a onetime payment of $250,000 as consideration for the option to purchase the Licensed Assets, (Exhibit A) and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1
Definitions

1.1           The following capitalized terms used in this agreement have the following meanings:

a.           “Affiliates” means any person who directly or indirectly controls or is controlled by or is under common control of the Licensee, or a person who beneficially owns, directly or indirectly, 10% or more of the equity of the Licensee.

b.           “Existing Customer(s)” means the customers of the Licensor as of the Effective Date who have purchased products before the Effective Date and prospective customers who are testing Licensed Products as of the Effective Date and any customers not generated by Licensee, all of which and can be demonstrated by invoice, sales documents, contact records or receipts.

c.           “Completion Date” means the date that is 30 days after the Effective Date.

d.           “Effective Date” means the date on which both parties have signed this agreement.

e.           “Licensed Assets” includes the Licensor’s assets more particularly described in Exhibit “A” attached to and forming part of this agreement and any revisions, modifications, enhancements and other developments of derivative works of the assets or other products developed by Licensor.

f.           “Licensed Products” includes the Licensor’s products more particularly described in Exhibit “B” attached to and forming part of this agreement and any products developed by Licensor using the Licensed Assets during the term of this agreement.

g.           “Option Price” means $3 million.

h.           “Option to Purchase” means the option to purchase the Licensed Assets as provided in Section 4.1 of this agreement.

i.           “Proprietary Information” includes any data or information regarding (i) the business operations of a party that is not generally known to the public, including but not limited to, information regarding its products and product development, formulas, manufacturing technics, components, suppliers, marketing strategies, finance, operations, customers, sales, and internal performance results; (ii) proprietary software, including but not limited to: concepts, designs, documentation, reports, data, specifications, source code, object code, flow charts, file record layouts, databases, whether or not patentable or copyrightable, (iii) inventions, know-how, show-how and trade secrets and other intellectual property, whether or not patentable or copyrightable; (iv) the terms and conditions of this agreement; and (v) any other information data or other items designated in writing by a party as confidential or proprietary.

j.           “Royalty” has the meaning ascribed to it in Section 6.1 of this agreement.

k.           “Selling Price” means a party’s lowest, non-discounted, standard charges to third parties for the Licensed Products.

ARTICLE 2
License

2.1           The Licensor grants to the Licensee for the consideration and on the terms and conditions contained in this agreement, an exclusive (with the exception of Licensor’s continuing right to sell to the Licensor’s Existing Customers and any customers not generated by Licensee, the “License Exception”) assignable, transferable, and sub-licensable license to and sell the License Products. The Licensor will withhold the formula for the Licensed Products (the “Formula”) until the Licensee exercises the Option to Purchase in accordance with the provisions of Section 4.1 of this agreement. The Licensor will deliver the Formula to a mutually agreed escrow to be established by cooperation of the parties by the Completion Date, and such escrow expense will be incurred by the Licensee.  Licensor agrees to release the Formula to Licensee in consideration of full payment of purchase price.

2.2           In accordance with the terms and conditions of this agreement, the Licensor will also grant the Licensee the exclusive right to sell, rent, lease, license, sublicense, display, modify, time share, outsource, or otherwise transfer the Licensee’s usage, right, title and interest in the Licensed Products or any derivative work of the Licensed Products to, or permit the use of the Licensed Products or any derivative work of the Licensed Products by, any third party including an Affiliate, and, without limiting the scope of the license granted hereinabove stated, it is understood and agreed that this agreement permits the Licensee and its Affiliates to use any derivative work of the Licensed Products in support of services rendered to their customers in the normal course of their trade or business. This provision shall include any profits from the sale, rent, lease, license, sublicense, display, modify, time share, outsource, or otherwise transfer the Licensee’s usage, right, title and interest in the Licensed Products.  All sales of license must be approved by mutual agreement of the parties. Licensor.  All income from such sales will be divided equally between the Licensor and Licensee. The provisions of this Section 2.2 terminate when the Licensee makes full payment to Licensor.

2.3           The Licensor shall provide manufacturing for the Licensee to sell products equaling up to their current production capabilities at a Selling Price equal to 95% of the lowest price paid by any Existing Customer as determined by the Licensor’s Published Dealer Net.  Should the Licensee create a sales volume greater than the current capacity of the Licensor, the Licensee will be allowed to seek additional manufacturing by a reputable polymer manufacturer, which is acceptable by both Licensee and Licensor. However, Licensor will not within reason withhold said approval from Licensee. Should Licensee identify an acceptable manufacturer the Licensor’s unused inventory will be absorbed and Licensor, will be reimbursed for the wholesale value of the inventory by the new manufacturer.

ARTICLE 3
License Purchase Price

3.1           Licensee will issue 5 million shares of its common stock (the “Shares”) to the Licensor for the purchase from the Licensor the exclusive license rights to the products, subject to the License Exception, in accordance with the terms and conditions of this Agreement.

3.2           The Shares are due upon execution of this Agreement and their delivery shall be completed no later than the Completion Date and subject to the terms and conditions of this agreement.

ARTICLE 4
Option to Purchase

4.1           In consideration of the Licensee’s payment of $250,000 to the Licensor by the Completion Date, the Licensor hereby grants the Licensee the Option to Purchase from the Licensor the sole and exclusive ownership of all rights to the Licensed Assets for the Initial Term or any Renewal Term as these terms are defined in Article 5 (the “Renewal Term”).

4.2           To exercise the Option to Purchase, the Licensee must deliver a written notice of its intention to exercise to the Licensor at any time during the Option Term and has 60 days from the date of the notice of exercise to pay to the Licensor the Option Price of $3 million, net of the $250,000 paid to the Licensor under Section 4.1, which amount the Licensor will credit to the Option Price.

4.3           In addition to the payment of the Option Price, the Licensee will pay a royalty to the Licensor in accordance with the provisions of Section 6.1 of this agreement.

ARTICLE 5
Term

5.1           This agreement will commence on the Effective Date and will continue in full force and effect for a period of two years (“Initial Term”) unless earlier terminated as provided below in Article 10.  Thereafter, this agreement will automatically renew including the successive terms of two years each (“Renewal Terms”).  Either party may terminate this agreement without cause at the end of the Initial Term or any Renewal Term by providing written notice to the other party at least one month before the end of the Term.

ARTICLE 6
Royalty

6.1           From the Completion Date up to when the Licensee exercises the Option to Purchase pursuant to Article 4the Licensee will pay to the Licensor a perpetual royalty equal to $100,000 dollars per year (the “Royalty”).  The Licensee will pay the Royalty to the Licensor by the end of 30 days following the end of each calendar year for the previous year.

6.2           From the date that the Licensee exercises the Option to Purchase, the Licensee and its Affiliates will pay to the Licensor a perpetual royalty equal to 5% of the Selling Price for any sale of the Licensed Products by or for the Licensee under this agreement (the “Post Purchase Royalty”).  The Licensee will pay the Post Purchase Royalty to the Licensor by the end of 10 days following the end of each calendar month for the previous month’s sales.

6.3           If the aggregate Post Purchase Royalty payments at the end of a calendar year equal less than $100,000 (the “Minimum Royalty”), then the Licensee will pay the difference between the aggregate Post Purchase Royalty paid and the Minimum Royalty to the Licensor. The Minimum Royalty is payable at the end of each calendar period regardless or irrespective of whether the Licensee has actually used the Licensed Assets.

6.4           The Licensee will furnish the Licensor, within 10 days after the end of each calendar month, a Royalty report prepared by a responsible individual or corporate officer showing in detail the Post Purchase Royalty, if any, due to the Licensor as of the end of the previous calendar month and such reasonable supporting information as the Licensor may request.

6.5           The Licensee will keep and maintain, in accordance with generally accepted accounting principles, full, clear and accurate books, records and accounts relating to the sale of the Licensed Assets. The Licensee will permit an independent auditor selected by the Licensor to examine the books, records and accounts, on reasonable notice, for the purpose of determining the Post Purchase Royalty due and payable to the Licensor.  Should any audit by the Licensor determine a discrepancy of 5% or more in the Licensor’s favour, then the Licensee will repay the Licensor for the cost of the audit, and will immediately pay the amount of the discrepancy to the Licensor.

6.6           The Post Purchase Royalty is exclusive of all federal, provincial, state, municipal and other government excise, sales and use taxes or assessments now in force or which may be enacted in the future.

6.7           Except as otherwise specified in this agreement or agreed to by the parties, each party will be solely responsible for its out-of-pocket expenses incurred in the performance of its obligations under this agreement.

6.8           The Licensee may buy out the Licensor’s Royalty at any time for a payment of $2 million dollars. Upon the Licensor’s receipt of the payment, all of Licensor’s rights to the Royalty end.

6.9           In the event Licensee does buy out the Licensor’s Royalty as provided in section 6.8 herein, and such buyout occurs prior to the end of a calendar year when the Royalty is due, the Licensee shall pay to Licensor a pro-rated Royalty based on the annual Royalty, and shall pro rate the sum due for that year by the months up to, and including, the month when the buyout occurs.  The pro-rated Royalty payment for the buyout will be paid to Licensor by the end of 30 days following the buyout.

ARTICLE 7
Payment

7.1           Licensee must pay any amount due to Licensor under this agreement to Robert E. and Marion Diefendorf unless the Licensor otherwise directs the Licensee in writing.

ARTICLE 8
Proprietary Rights and Confidentiality

8.1           Ownership and Protection.  Each party agrees that it has no interest in or right to use the Proprietary Information of the other except in accordance with the terms of this agreement.  All rights, title and interest in and to the original and all copies of, in any and all forms, the Licensed Assets, and all parts thereof, whether made by the Licensor or the Licensee, belong to the Licensor.  Each party acknowledges that it may disclose Proprietary Information to the other in the performance of this agreement.  The party receiving the Proprietary Information will (i) maintain it in strict confidence and take all reasonable steps to prevent its disclosure to third parties, except to the extent necessary to carry out the purposes of this agreement, in which case these confidentiality restrictions will be imposed upon the third parties to whom the disclosures are made, (ii) use at least the same degree of care as it uses in maintaining the secrecy of its own Proprietary Information (but no less than a reasonable degree of care) and (iii) prevent the removal of any proprietary, confidential or copyright notices placed on the Proprietary Information.

8.2           Limitation.  Neither party will have any obligation concerning any portion of the Proprietary Information of the other that (i) is publicly known prior to or after disclosure hereunder other than through acts or omissions attributable to the recipient or its employees or representatives; (ii) is disclosed in good faith to the recipient by a third party having a lawful right to do so; (iii) is the subject of written consent of the party that supplied such information authorizing disclosure; or (iv) is required to be disclosed by the receiving party by applicable law or legal process, provided that the receiving party will immediately notify the other party so that it can take steps to prevent its disclosure.

8.3           Remedies for Breach.  In the event of a breach of this Article 8, the parties agree that the non-breaching party may suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching party may be impossible to calculate and would therefore be an inadequate remedy.  Accordingly, the parties agree that the non-breaching party may be entitled to temporary, preliminary and permanent injunctive relief against the breaching party, its officers or employees, in addition to such other rights and remedies to which it may be entitled at law or in equity.

8.4           No Implied Assignment.  Nothing contained in this agreement will directly or indirectly be construed as an assignment or grant to the Licensee of any right, title or interest in and to the original and all copies in any and all forms of the Licensed Assets except for the limited license rights granted to the Licensee as expressly provided in this agreement.

ARTICLE 9
Restrictions

9.1           The Licensee will not remove or alter any copyright or proprietary notice from copies of the Licensed Products. Except in accordance with the terms of this agreement or any other express written agreement between the parties, the Licensee agrees to use reasonable care and protection to prevent the unauthorized use, copying, publication or dissemination of the Licensed Products.  The Licensor has the right to obtain injunctive relief against any actual or threatened violation of these restrictions, in addition to any other available remedies.

9.2       The Licensor shall defend all warranty claims to the extent that those claims are represented in the Licensed Assets information and descriptions supplied to Licensee.

ARTICLE 10
Termination

10.1           In the event of a material breach or default by either party in the performance of its obligations assumed hereunder, the non-defaulting party may, at its discretion, terminate this agreement by giving 15 days written notice to the defaulting party specifying the material breach or default, requesting the discontinuance of such material breach or default, and/or stating what action is necessary to cure the material breach or default.  If such breach or default is not discontinued or corrected, or correction commenced for any breach that by its nature would take more than 15 days to cure, by the end of the 15 day period, this agreement will, at the discretion of the non-defaulting party, be terminated.  Such right of termination will not be exclusive of any other remedies to which the non-defaulting party may be lawfully entitled, it being intended that all such remedies will be cumulative.

10.2           The Licensor may terminate this agreement immediately upon written notice to the Licensee, and without allowing the Licensee 15 days to correct the breach, if:

a.	the Licensee discontinues sales of the Licensed Assets for more than 12 consecutive months; or
b.	the Licensee has had proceedings by or against it in bankruptcy or under insolvency laws or for reorganization, administration, receivership, dissolution or liquidation; or
c.	the Licensee has had an assignment for the benefit of creditors; or
d.	the Licensee has become insolvent.

10.3           Upon termination of this agreement for any reason, the licenses granted herein will terminate. The Licensee, its Affiliates, and/or its agents, will immediately discontinue the exercise of the licenses and the use of the Licensed Products or services, trademarks, know-how and technical information related to the Licensed Assets.  Not later than seven days after the termination or expiration of this agreement, the Licensee will return to the Licensor or destroy, as specified by the Licensor, all forms and materials relating to the Licensed Products.

ARTICLE 11
Marketing

11.1           The Licensee will use reasonable efforts to market the Licensed Products.  It is the parties’ intention that the Licensee, or its Affiliates or distributors, be a primary channel through which the customers procure the Licensed Products, provided that nothing in this agreement will prevent the Licensor from selling the Licensed Products to Existing Customers to whom the Licensor may currently be attempting to market such Licensed Products.

11.2           The Licensee and the Licensor, as appropriate, may perform some or all of the following marketing activities:

a.
Press Releases.  Subject to each party’s prior written approval, either party may issue a press release announcing the creation of the marketing relationship and additional press releases from time to time to publicize other significant events regarding joint business developments.

b.
Marketing Collateral.  The parties may work together to develop articles or entries regarding the Licensed Products for any marketing publications controlled by the Licensee, including any other marketing publications released by the Licensee from time to time during the term of this agreement. The Licensee will include references to the Licensed Products in presentations, as appropriate, and will be responsible for the design, development and distribution of marketing collateral for the Licensed Products.

c.
RFP Responses or Project Proposals.  Either party may recommend the Licensed Products as a solution in responses to requests for proposals (the “RFPs”) from customers, and the Licensor will cooperate with the Licensee in the preparation of such responses, such cooperation to include, without limitation, ensuring the accuracy of the Licensee’s responses to questions regarding the Licensed Products contained in the RFPs, the development and update of standard information required to support the Licensee’s responses to the RFPs, and support the Licensee’s RFP specialists as required in connection with clarifications to the RFP responses.

d.
Representatives. Each party will assign a representative who will serve as that party’s point-of-contact or facilitator between the parties on all matters arising under this agreement.  The representatives will meet on a mutually agreed basis to review and coordinate all activities under this agreement, including development, support, marketing, and sales, and to amicably resolve any disputes which may arise under this agreement.  Each party will bear the expenses incurred for its representative to attend such meetings.

e.
Trade Marketing Attendance. From time to time and upon mutually agreeable terms and conditions, the Licensor will provide his best efforts to participate with the Licensee at marketing events, television, internet and radio interviews, fairs and industry trade shows, seminars and selected user group events.

ARTICLE 12
Responsibilities of the Licensor

12.1           During the Initial Term and any Renewal Term, the Licensor will provide the following support and resources to the Licensee:

a.
Sale of Line of Business.  In the event that the Licensee should transfer any one of the Licensed Products, the Licensor will not unreasonably refuse to enter into a distributorship agreement with the purchaser to distribute any of the Licensed Products on terms comparable to the Licensor’s then current terms for such a relationship.

b.
Marketing Literature; Sales Support.  The Licensor will provide the information necessary to accurately develop marketing materials and product information guides for use by the Licensee. The marketing materials are intended for prospective clients and will be distributed by sales and marketing personnel of the Licensee.  The Licensor will respond effectively and in a timely manner to the Licensee’s requests for information and sales assistance.

ARTICLE 13
Covenants of the Licensor Upon Purchase

13.1           Upon Licensee purchasing the Licensed Assets as provided by Article 4 of this agreement, Licensor shall transfer, convey and forego all rights, title, ownership or interest to the original and all copies in any and all forms of the Licensed Assets to the Licensee; the Licensor retains all Royalty rights pursuant to Article 6 of this agreement; the license provisions of this agreement terminate; and Articles 6, 7, 9.2 and 13 to 26 inclusive survive the exercise of the Option to Purchase for five years following the Licensee’s purchase of the Licensed Assets (the “Survival Period”).

13.2            During the Survival Period, and in consideration of the purchase price paid, Licensor will not:

a.
directly or indirectly, acquire any interest in, operate, join, control, or participate in as an officer, employee, agent, independent contractor, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders, for, selling, distributing, or marketing products, goods, equipment, and/or services which directly compete with the business of the Licensed Assets,

b.	undertake any employment or activity competitive with the business of the Licensed Assets,

c.
directly or indirectly, either for Licensor or for any other person, firm or corporation, divert or take away or attempt to divert or take away, call on or solicit or attempt to call on or solicit, any customers, including but not limited to any Existing Customers or customers developed by Licensee, or

d.
plan or organize any business activity competitive with the business of the Licensed Assets or combine or conspire with any other person or entity for the purpose of organizing any such competitive business activity.

13.3            The covenants in this section shall continue in effect beyond the purchase of the Licensed Assets by Licensee, and the obligations shall be binding on Lessor's successors, assigns, heirs, executors, administrators and other legal representatives.

ARTICLE 14
Representations and Warranties

14.1           Licensor represents and warrants to Licensee as follows and acknowledges that Licensee is relying upon such representations and warranties in connection with this agreement and option to purchase and that Licensee would not have entered into this agreement without such representations and warranties:

a.           Licensor maintains all rights, title, ownership and interest in the Licensed Assets with good and marketable title, and there are no liens or encumbrances registered or pending to be registered against the Licensed Assets.

b.           Licensor has the necessary authority to enter into and deliver this agreement on the terms and conditions set forth in this agreement and to do all such acts and things as may be necessary to give effect to the transactions contemplated herein.

c.           To the best of Licensor’s knowledge, the use or assignment of the Licensed Assets does not infringe in any respect upon the technology or intellectual property rights of any other person or entity and no other person or entity has claimed or threatened to claim the right to use any Licensed Assets or to deny the right of Licensor to use the same.

d.           The Licensor’s execution and delivery of this agreement, the consummation of the transactions contemplated in this agreement, the performance of its obligations hereunder and its compliance with this agreement do not violate, contravene or breach, or constitute a default under any contract, agreement, or commitment to which Licensor is a party to or subject or by which Licensor is bound or affected.

e.           There are no legal actions, claims, demands, judgments, injunctions, or other pending proceedings affecting in any manner the Licensed Assets.

14.2           Licensee represents and warrants to Licensor as follows and acknowledges that Licensor is relying upon such representations and warranties in connection with this agreement and option to purchase and that Licensor would not have entered into this agreement without such representations and warranties:

a.           Licensee has the necessary authority to enter into and deliver this agreement on the terms and conditions set forth in this agreement and to do all such acts and things as may be necessary to give effect to the transactions contemplated herein.

b.           The Licensee’s execution and delivery of this agreement, the consummation of the transactions contemplated in this agreement, the performance of its obligations hereunder and its compliance with this agreement do not violate, contravene or breach, or constitute a default under any contract, agreement, or commitment to which Licensee is a party to or subject or by which Licensee is bound or affected.

14.3           Survival of Representations and Warranties.  The representations and warranties contained in this section will survive the completion of the transactions contemplated by this agreement and, notwithstanding such completion, will continue in full force and effect for a period of five years from the Effective Date, except any representation and warranty in respect of which a claim based on fraud is made, which in each case will be unlimited as to duration.

ARTICLE 15
Indemnification

15.1           The Licensor will indemnify, defend and hold harmless the Licensee, its Affiliates and any distributors, and the customers of the Licensee, and their respective officers, directors, employees agents and affiliates (collectively, for purposes of this Section 15, the “Licensee Persons”) from all damages, liabilities and expenses (and all legal costs including attorneys’ fees, court costs, expenses and settlements resulting from any action or claim) arising out of, connected with or resulting in any way from: (i) any allegation that the Licensee Persons’ possession, distribution or use of the Licensed Assets infringes a patent, trademark, copyright, trade secret or other intellectual property right of a third party, provided that the Licensor will have no indemnity obligations with regard to any such damages, liabilities or expenses arising from the negligence or misconduct of any Licensee Person or any failure by any Licensee Person to comply with the terms of this agreement.  If any such claim or proceeding arises, the Licensee Persons seeking indemnification hereunder will give timely notice of the claim to the Licensor after they receive actual notice of the existence of the claim.  The Licensor will have the option, at its expense, to employ counsel reasonably acceptable to the Licensee Persons to defend against such claim and to compromise, settle or otherwise dispose of the claim; provided, however, that no compromise or settlement of any claim admitting liability of or imposing any obligations upon the Licensee Persons may be affected without the prior written consent of such the Licensee Persons.  In addition, and at its option and expense, the Licensor may, at any time after any such claim has been asserted, and will, in the event any Licensed Asset is held to constitute an infringement, either procure for the Licensee Persons the right to continue using that Licensed Asset, or replace or modify Licensed Asset so that it becomes non-infringing, provided that such replacement or modified Licensed Asset has the same functional characteristics as the infringing the Licensed Asset, or, if the prior two remedies are commercially impractical, refund to the Licensee all fees, costs, and charges paid by the Licensee to the Licensor for that Licensed Asset and any other Licensed Asset reasonably rendered ineffective as the result of said infringement.  The Licensee will cooperate fully in such actions, making available books or records reasonably necessary for the defense of such claim.  If the Licensor refuses to defend or does not make known to the Licensee Persons its willingness to defend against such claim within 10 days after it receives notice thereof, then the Licensee Persons will be free to investigate, defend, compromise, settle or otherwise dispose of such claim in its best interest and incur other costs in connection therewith, all at the expense of the Licensor.

ARTICLE 16
Dispute Resolution

16.1           Any claim or controversy arising out of, governed by or pertaining to this agreement or the breach thereof ("Dispute"), whether such claim or controversy is based on common law, case law, statute, rule or regulation of any nation or territory, or political subdivision of a nation or territory, shall be resolved as provided in this section.

16.2.           The parties agree that no party shall have the right to sue any other party regarding a Dispute except a party may seek injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the Dispute, and the filing of, or response to, an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's rights under this section.

16.3.           If a Dispute arises between the parties, the parties shall initially use their best efforts to resolve the Dispute by negotiation.  To commence the Dispute resolution process and time periods, any party may serve written notice on the other party specifically identifying the Dispute and requesting that efforts at resolving the Dispute begin.

16.4.            If the parties are unable in good faith to resolve the Dispute by negotiation within 30 days after the initial notice, the Dispute, as well as any counterclaims or cross-claims made, shall be submitted to binding arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Except as otherwise provided in this section, the arbitration shall be conducted in accordance with, and governed by, the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall proceed with due dispatch and a decision shall be rendered within 60 days after the appointment of the final arbitrator.  Such decision shall be in such written form that a judgment may be entered on it in any court of competent jurisdiction, and all awards may if necessary be enforced by any court having jurisdiction in the same manner as a judgment in such court.  In no event shall the arbitrators' award include any component for punitive or exemplary damages whether based on the common law, case law or statute.  The parties shall bear equally all costs; provided, however, that the prevailing party shall be entitled to an award for actual damages, attorneys' fees, and accountants' and other experts’ fees it incurred in the arbitration proceeding.

ARTICLE 17
Successors and Assigns

17.1           This agreement will be binding upon and inure to the benefit of each of the parties and their respective successors and assigns; provided, however, that the Licensee may not assign or sublicense this agreement in whole or in part to any person or entity not an Affiliate of the Licensee without the prior written consent of the Licensor, and any assignment or sublicense attempted without such consent will be void and be cause for termination.

ARTICLE 18
Severability

18.1              If any one or more of the provisions contained herein should be found invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

ARTICLE 19
Further Assurances

19.1           Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds and documents as will be reasonably required in order to fully perform and carry out the terms and intent of this agreement.

ARTICLE 20
Governing Law

20.1           The validity and construction of this agreement will be governed by, subject to and construed in accordance with the laws of the State of Florida, excluding its conflicts of law rules, and will be treated in all respects as a State of Florida contract.  If either party employs attorneys to enforce any right arising out of or relating to this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and costs.  Any claim arising out of or relating to this agreement will be subject to the Dispute resolution provisions of Article 16 herein. This agreement is subject to the Securities Exchange Commission and its rules and regulations.

ARTICLE 21
Independent Contractors

21.1           It is expressly agreed that the Licensor and the Licensee are acting under this agreement as independent contractors, and the relationship established under this agreement will not be construed as a partnership, joint venture or other form of joint enterprise, nor will one party be considered an agent of the other.  Neither party is authorized to make any representations or create any obligation or liability, expressed or implied, on behalf of the other party, except as may be expressly provided for in this agreement.

ARTICLE 22
Entire Agreement

22.1           This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations.  There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this agreement that are not fully expressed herein

ARTICLE 23
Amendment

23.1           The provisions of this agreement may be modified at any time by agreement of the parties.  Any such agreement hereafter made shall be ineffective to modify this agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

ARTICLE 24
Notice, Performance and Time

24.1           Any notice that must be given to a party under this agreement must be delivered to the party by hand, fax or email at the address, fax number or email address given for the party on page 1 of this agreement unless otherwise specified in this agreement or in writing by the party and is deemed to be received by the party to whom the notice is addressed when it is delivered by any of the means provided in this section.

24.2           Any act that must be performed under this agreement must be performed during business hours where it is to be performed unless the day specified for performance is a non-business day, in which case it must be performed on the next business day.

24.3           Time is of the essence of this agreement and any amendments to it.

ARTICLE 25
Sections and Headings

25.1           The division of this agreement into sections and the insertion of headings are for convenience and reference only and will not affect the construction or interpretation of this agreement.

ARTICLE 26
Counterparts, Facsimile or Email Signatures

26.1           This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.  The parties may sign this Agreement in their respective cities and exchange signature pages by facsimile or email.  Such facsimile or email signatures shall be deemed originals and shall have the same effect as original signatures.

IN WITNESS WHEREOF this agreement was executed by the parties hereto as of the Effective Date.

The Licensor:
Teak Shield Corp.

Signature:	/s/ Robert Diefendorf	Signature:	/s/ Marion Diefendorf
By:	Robert Diefendorf	By:	Marion Diefendorf
Title:	President	Title:	Vice President
Date:	March 12 , 2012	Date:	March 12 , 2012

Signed, sealed and delivered by Robert Diefendorf on March 12, 2012 before

/s/ WITNESS	/s/ Robert Diefendorf
Signature of witness	Robert Diefendorf

Name of witness

Signed, sealed and delivered by Marion Diefendorf on March 12, 2012 before

/s/ WITNESS	/s/ Marion Diefendorf
Signature of witness	Marion Diefendorf

Name of witness

The Licensee:

The Common Seal of	)
GlobeTrac Inc.	)
affixed was hereunto in the presence of:	)	C/S
)
/s/ John daCosta	)
Authorized Signatory	)

EXHIBIT “A”

To that certain Technology License Agreement with Option to Purchase
Between Robert and Marion Diefendorf and Teak Shield Corp (Licensor)
And GlobeTrac Inc. (Licensee)
Dated for reference the 8th day of March, 2012

LICENSED ASSETS

Subject to the terms and conditions set forth in the foregoing agreement (the “License Agreement”), the parties agree that the following are the Licensed Assets, free of encumbrances, liens, assignments or any third party claims:

1.	All Licensed Products as defined in the License Agreement, together with any improvements or developments

2.	All technology, Proprietary Information and intellectual property developed by Licensor, or jointly with others, in relation to the Licensed Assets

3.	All patents, patents pending, provisional patents, and patentable property related to the Licensed Assets

4.	All inventions, discoveries, research or developments, know-how, show-how, information on techniques and trade secrets, whether or not patentable or copyrightable, related to the Licensed Assets

5.	All trademarks, service marks, industrial designs, trade names, service names, logos, brands, and copyrights used in connection with the Licensed Assets

6.	All methods of product development, formulas, formulations, manufacturing techniques, processes, specifications, components and suppliers in connection with the Licensed Assets

7.
All proprietary software and data, including but not limited to: concepts, designs, documentation, reports, specifications, source code, object code, flow charts, file record layouts and databases related to the Licensed Assets

8.	All customer lists and records, customer billing information and other information and materials related to Existing Customers (as defined in the License Agreement)

9.	All supplier identities, characteristics and agreements

10.	All marketing plans, business plans, strategies, and revenue forecasts

11.
All rights of Licensor, express or implied, related to the Licensed Assets, and any claims of Licensor against third parties relating to the Licensed Assets prior to and after the Effective Date of the agreement

12.	All goodwill or going-concern value of the Licensor, that by law may be transferred

EXHIBIT “B”

To that certain Technology License Agreement with Option to Purchase
Between Robert and Marion Diefendorf and Teak Shield Corp as Licensor
And GlobeTrac Inc. as Licensee
Dated for reference the 8th day of March, 2012

LICENSED PRODUCTS

The formulas and vendors will not be available until after the sale is completed

The following products available in gallons, 5 gallons, drums and totes:

20043	Super Shield
20059VCF	Superior Shield (0 VOC)
20062VC	Super Shield (water base)
20050R20	Superior Shield Radiant Barrier
66070	Fluoroblend (water base)
66071	Fluoroblend (solvent base)
40081	Teak Shield (wood coating)
50804	Mastishield (mastic clear)
50809	Mastishield (white-color available)
20900	Epoxy (clear)
20200	Epoxy (white-color available)
40003	Metal Prep (most metals-rust proofing)
50800	Super Cleaner (anti microbial)
50801	Tile Prep (required for most tile)
50803	Adhesion Promoter
50806	Primer (fluoroseal solvent base)
50802	Primer (fluoroseal water base)
20076	Super Shield High Heat 800F
20077	Super Shield High Heat 1400F
20071	Microshield Plus (antimicrobial)

The following are available in aerosols:

20063	Fluoropolymer VOC solvent base 120Z
20071	Microshield Plus 12 & 160Z (antimicrobial)

Available in #.5 OZ tubes:

20066	Polish (non silicone)
20068	Silver Polish (non silicone)

Available in Qts & gallons:

ATS101	Flattner (solvent or water base)

Available by the pound:

20041	Whisper grit (non slip in white or dark) Colors available with charges for standard